COMPENSATION OF DIRECTORS

      Independent directors are compensated at an annual rate of $20,000 plus $1,000 for each Board meeting and $750 for each committee meeting (and $1,000 for audit committee meetings) attended in person or by telephone. Compensation for participating in meetings is limited to $1,000 per day. Members of the special committee formed in March 2005 to evaluate a potential business combination were each paid $10,000 for service on such committee and are not entitled to additional fees for participating in committee meetings. Newly appointed or elected directors are granted ten-year non-qualified stock options to acquire 40,000 shares of our common stock with an exercise price equal to the fair market value on the grant date. The Chairman of the Audit Committee and the Compensation Committee receive a retainer at the annual rate of $10,000 and $2,000, respectively. Forty percent of the foregoing compensation is paid to the directors in the form of restricted stock units which are granted on a quarterly basis at the fair market value of our common stock on the grant date.